Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

THIRD QUARTER 2010 FINANCIAL AND OPERATING RESULTS

DENVER — November 4, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its third quarter 2010 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Third Quarter 2010 Highlights Include:

•                 Record Production of 127 MBOE (95% Oil); 83% Quarter-over-Quarter Increase and 33% Sequential Quarter Increase

•                 Record Quarterly Oil & Gas Sales of $8.1 MM

•                 Third Quarter Adjusted EBITDA of $4.7 MM

Third Quarter 2010 Financial Results

The Company reported net income for the quarter ended September 30, 2010 of $361,000, or $0.00 per basic and diluted share, compared with a net loss of $9,000 or $0.00 per basic and diluted share, for the same period in 2009.

Included in third quarter 2010 net income are unrealized derivative losses of $1.1 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.  Excluding the effect of unrealized derivative losses, a non-cash charge, Kodiak would have reported net income of $1.5 million for the third quarter 2010, or $0.01 per basic and diluted share, a non-GAAP measure.

Adjusted EBITDA, a non-GAAP measure, was $4.7 million for the third quarter 2010, as compared to $1.8 million in the 2009 reporting period.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) accretion of abandonment liability and (viii) pre-tax unrealized gain and losses on commodity risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this news release.

Kodiak reported net cash provided by operating activities for the quarter ended September 30, 2010 of $8.0 million, as compared to net cash provided by operations in 2009 of $5.8 million.  The Company reported cash used for investing activities of $20.2 million during the third quarter 2010, with approximately $17.9 million invested for the drilling and completion of wells in its Williston Basin drilling program and $2.3 million used for leasehold acquisitions.  During the third quarter of 2010, Kodiak drilled six gross wells (3.4 net) and completed seven gross wells (2.5 net), three of which were operated Bakken wells (1.9 net).

Oil and gas sales were $8.1 million for the third quarter 2010, as compared to approximately $3.7 million during the same period in 2009, a 118% increase and a Company record.  Kodiak posted a 97% increase in oil sales volumes and a 22% decrease in gas sales volumes for an overall 83% increase in quarter-over-quarter equivalent production volumes.  Crude oil revenue accounted for approximately 98% of the total third quarter 2010 oil and gas sales, and crude oil constituted 95% of produced volumes in the third quarter 2010.  Bakken production accounted for approximately 88% of Company-wide equivalent production and for approximately 93% of its total oil production.  Production data is discussed further in the “Oil and Gas Sales” section of this news release.

General and administrative (G&A) expense was $2.8 million for the quarter ended September 30, 2010, as compared to $2.0 million for the same period in 2009.  Included in the G&A expense for the third quarter 2010 is a non-cash stock-based compensation charge of $1.1 million for stock options issued to officers, directors and employees, as compared to $772,000 for the same period in 2009.  The increase in total G&A for the third quarter 2010, as compared to the prior-year period, is attributed primarily to the hiring of new personnel and the opening of a field office in 2010 as the Company continues to expand its operations.  The Company currently has 31 employees, as compared to 16 employees as of December 31, 2009.

Kodiak’s lease operating expense (LOE) for the quarter ended September 30, 2010 was $1.7 million, as compared to $740,000 during the same period in 2009.  The increase in LOE is attributed to additional production expense associated with 15 new producing wells that were not producing during the 2009 reporting period.  Severance taxes were also higher due to increased oil and gas revenues during the third quarter 2010, as compared to the year-ago period.  A significant component of the Company’s LOE is attributed to frac water disposal costs incurred in the early months of a producing well due to completion operations.  These costs typically diminish after the first three months of production.  The addition of a third-party operated, three-phase pipeline accessing some of the Company’s  producing wells and its future wells is expected to result in reduced water disposal costs in the areas serviced by the pipeline.  Initial pipeline hook-up is anticipated to occur during the fourth quarter of 2010 on the first four Kodiak-operated wells.  As the pipeline expands, the Company expects to hook up additional wells wherever possible.

Depletion, depreciation and amortization (DD&A) expense for the quarter ended September 30, 2010 was $2.1 million, as compared to $1.1 million for the third quarter of 2009.  The Company attributes the increase in DD&A expense during the quarter to increased production for the new wells placed on line from the second quarter of 2009 through the third quarter of 2010.

	Q310	Q309	% Chg.
Production in Barrels of Oil Equivalent (BOE)	126,767	69,118	83%
Average Price Received Oil ($ Bbl)	$66.07	$58.94	12%
Average Price Received Gas ($ Mcf)	$4.47	$2.70	66%
Lease Operating Expense ($ BOE)	$6.25	$3.80	65%
Production Tax ($ BOE)	$7.05	$6.69	5%
DD&A Expense ($ BOE)	$16.41	$15.19	8%
Gathering, Transportation & Marketing Expense ($ BOE)	$0.16	$0.21	-24%
Total G&A Expense ($ BOE)	$21.95	$28.32	-23%
Non-cash Stock-based Compensation Expense ($ BOE)	$8.55	$11.17	-24%

First Nine Months 2010 Financial Results

The Company reported record net income for the nine-month period ended September 30, 2010 of $2.0 million, or $0.02 per basic and diluted share, compared with a net loss of $2.2 million, or $0.02 per basic and diluted share, for the same period in 2009.

Included in the nine-month period’s net income are unrealized derivative losses of $1.1 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.  Excluding the effect of unrealized derivative losses, a non-

cash charge, Kodiak would have reported net income of $3.1 million for the nine-month period ended September 30, 2010, or $0.03 per basic and diluted share, a non GAAP measure.

For the first nine months of 2010, Adjusted EBITDA was $10.9 million, as compared to $1.9 million during the same nine-month period in 2009.  Kodiak reported net cash provided by operating activities for the first nine months of 2010 of $12.8 million, as compared to $5.1 million in the prior-year period.  The Company reported cash used for investing activities of $50.7 million during the first nine months of 2010, of which approximately $33.0 million was invested in drilling and completing wells in its Williston Basin drilling program and $12.4 million was allocated to leasehold acquisitions.  During the first nine months of 2010, Kodiak drilled or participated in 16 gross wells (7.3 net) and completed 12 gross wells (4.7 net).

Oil and gas sales were $20.0 million for the first nine months of 2010, as compared to approximately $6.5 million during the 2009 period, a 207% increase and a Company record.  Kodiak reported a 152% increase in oil sales volumes and a 37% decrease in natural gas sales volumes for an overall 108% increase in the nine-month period’s equivalent production volumes, as compared to the 2009 period.

The Company’s total current assets at September 30, 2010 were $89.9 million, its cash and equivalents position was $61.8 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $18.5 million.  As of September 30, 2010, Kodiak had a $200 million credit facility with Wells Fargo, of which $20.0 million was available for borrowing and there were no borrowings under the facility.

Oil and Gas Sales

Record Third Quarter Production and Sales

In the third quarter 2010, Kodiak achieved Company-record production and sales volumes.  The Company’s third quarter oil and gas volumes and pricing on a quarter-over-quarter basis and sequential-quarter basis are outlined in the table below.

Kodiak Oil & Gas Corp. Net Production Comparison

	Three-months Ended			Nine-months Ended
Quarter-over-Quarter Comparison	Sept. 30, 2010	Sept. 30, 2009	% Change	Sept. 30, 2010	Sept. 30, 2009	% Change
Product Sales Volumes
Natural Gas (Mcf)	37,342	47,982	-22%	131,224	206,554	-37%
Oil (Bbls)	120,544	61,121	97%	284,952	112,921	152%
Barrels of Oil Equivalent (BOE)	126,767	69,118	83%	306,823	147,347	108%
Product Price Received
Natural Gas ($/Mcf)	$4.47	$2.70	66%	$4.56	$2.62	74%
Crude Oil ($/Bbl)	$66.07	$58.94	12%	$67.99	$52.77	29%

	Three-months Ended
Sequential Quarter Comparison	Sept. 30, 2010	June 30, 2010	% Change
Product Sales Volumes
Natural Gas (Mcf)	37,342	50,805	-27%
Oil (Bbls)	120,544	87,203	38%
Barrels of Oil Equivalent (BOE)	126,767	95,671	33%
Product Price Received
Natural Gas ($/Mcf)	$4.47	$3.91	14%
Crude Oil ($/Bbl)	$66.07	$67.91	-3%

The Bakken play generated 92.5% of KOG’s total oil volumes and 88% of its equivalent volumes in Q310.

The Company’s differentials for Williston Basin crude oil vary by geographic area.  Generally, the differentials during the first nine months of 2010 ranged from $7.25 to $12.05 per barrel, including trucking costs.

Operations Update

Kodiak currently operates a two-drilling-rig program in the Williston Basin, with one rig running in Dunn County, N.D. and the second rig drilling ahead in McKenzie County, N.D.  In addition, Kodiak anticipates that its joint venture partner will mobilize one non-operated drilling rig to its Dunn County acreage during the fourth quarter of 2010.  The joint venture partner recently completed the construction of a drilling pad where Kodiak owns a 50% working interest in the first well to be drilled.

Basin-wide year-to-date, Kodiak has drilled 10 operated wells (6.1 net) that have targeted the Bakken or Three Forks Formations. The Company now has six operated wells (3.5 net) awaiting completion, ,and  is drilling a seventh well (.95 net) and projects that of these wells, six wells (3.9 net) will be completed by year-end. This includes four Bakken and two Three Forks wells.  Additionally, to-date, Kodiak has drilled two gross (0.8 net) wells targeting the Red River Formation, one of which is on production and the second of which was non-commercial.  The Company is evaluating other potential producing zones in the second well bore.

For the full-year 2010, Kodiak expects to drill or participate in 21 gross (10.7 net) wells and to complete 18 gross (8.6 net) wells in the Williston Basin, which is in line with the Company’s 2010 capital expenditure budget.

During the first 10 months of 2010, Kodiak has acquired 8,960 net acres for total consideration of $14.7 million or an average purchase price of $1,638 per acre.  With the recently announced Bakken acquisition, which is anticipated to close prior to year-end 2010, the Company continues to expand its leasehold position in the Williston Basin.

Bakken/Three Forks Development: Dunn County, N.D. (55,775 gross and 34,635 net acres)

As of October 31, 2010, the Company had four wells in Dunn County awaiting completion. The Two Shields Butte (TSB) four-well pad consists of the TSB #14-21-4H Bakken well,  the TSB #14-21-33-16H3 Three Forks well, the TSB #14-21-33-15H and the TSB #14-21-16-2H Bakken wells.  Fracture stimulation dates have been scheduled for mid-November and continuing into December 2010, subject to weather conditions and availability of equipment.

The first well the Company intends to complete is the TSB #14-21-33-16H3, that was drilled to test the productive potential of the Three Forks Formation.  Kodiak expects that fracture stimulation work on the remaining three wells on this pad will continue into December 2010, with the final well being completed by year-end.  The well bores have been drilled to evaluate the effectiveness of reservoir drainage and communication with four well bores in the Bakken Formation within a drilling unit.  Furthermore, the Three Forks test will provide information on the communication between the Three Forks and Bakken and will help determine spacing of future Three Forks well bores.

During the quarter, Kodiak participated with a 7.1% working interest and a 5.8% net revenue interest in two non-operated wells.  The non-operated wells, located approximately six miles northeast of the Kodiak-operated TSB four-well pad, tested the Bakken and Three Forks from the same drilling pad.  The operator recently announced initial production rates of 1,385 BOE per day from the Bakken well and 1,374 BOE per day from the Three Forks well.  Although the wells have been on production for only a limited time, production from the two wellbores appears similar in quality which would further validate the industry’s belief that the Bakken and Three Forks Formations are separate oil-bearing reservoirs.  Importantly, analog well data from other surrounding Three Forks production indicates encouraging potential for reserve additions from the Three Forks interval throughout Kodiak’s Dunn County leasehold position.

In the fourth quarter, drilling commenced on the first of four wells to be drilled on a new four-well pad, located approximately three miles northwest of Kodiak’s last four-well pad.  Subject to completion results on the TSB #14-21-33-16H3 Three Forks well, the Company plans to successively drill the four-well pad including the following wells: the TSB #2-24-12-2H, a Bakken well;  the Skunk Creek (SC) #2-24-25-15H, a Bakken well; the TSB #2-24-12-1H3, a Three Forks well; and finally, the SC #2-24-25-16H3, a Three Forks well.

In the fourth quarter 2010, the first four Kodiak-operated wells in Dunn County are scheduled for connection to oil, gas and water pipelines.  Access to pipeline infrastructure improves the Company’s ability to transport crude oil and frac water.  The use of pipelines allows for uninterrupted production eliminating the trucking inefficiencies.   The Company will also begin realizing revenues from the sale of natural gas that was previously flared.

McKenzie County, N.D. (20,672 gross and 13,294 net acres)

The Grizzly Federal #1-27H-R well was recently completed in 10 stages.  The horizontal wellbore landed in the Three Forks Formation rather than in the intended Middle Bakken Formation.  Instead of plugging back and redrilling the well, it was determined that the Company would evaluate the potential of the Three Forks Formation.   The well tested 447 barrels of oil and 362,000 cubic feet of gas or 507 BOE per day during the initial 24- hour test period.  The well confirms the productive potential of the Three Forks Formation in this area.

Drilling operations were recently completed on the Koala #9-5-6-5H Bakken well.  The second well on this two-well pad is the Koala #9-5-6-12H3 Three Forks, which is currently drilling ahead.

For ease of presentation, the Company has provided per-well information in the table below that includes working interest, net revenue interest, lateral length and production rates.  Please reference the following table for per-well details.

Kodiak Oil & Gas Corp. North Dakota Bakken / TFS 2010 Drilling and Completion Activities

Longer Laterals (8,000’ to 10,000’) - Dunn County, N.D.

Well	WI / NRI (%)	Completion Date	IP 24- Hour Test BOE/d	30 Day Avg. BOE/d	60 Day Avg. BOE/d	90 Day Avg. BOE/d	Gas / Oil Ratio (GOR) Range	Status / Comment
MC #13-34-28-1H	59 /48	9/10	1,906	1,082	1,074	—	700	Flowing well
TSB #14-21-33-16H3	50 /41	Q410	—	—	—	—	—	WOCT*
TSB #14-21-33-15H	50 /41	Q410	—	—	—	—	—	WOCT*
TSB #14-21-16-2H	50 /41	Q410	—	—	—	—	—	WOCT*
TSB #2-24-12-2H	50 / 41	Q211	—	—	—	—	—	Drilling ahead
SC #2-24-25-15H	96 /79	Q211	—	—	—	—	—	Spud after TSB #2-24-12-2H
Shorter Laterals (4,000’ to 7,000’) - Dunn County, N.D.
MC #16-3-11H	60 /49	2/10	1,419	798	694	621	800	Flowing well
MC #16-3H	60 /49	3/10	1,495	671	537	478	800	Flowing well
MC #13-34-3H	60 /49	6/10	1,517	666	569	484	700	Flowing well
MC #13-34-28-2H	59 /48	8/10	2,055	1,259	1,073	—	800	Flowing well
TSB #14-21-4H	50 /41	Q410	—	—	—	—	—	WOCT*
McKenzie County, N.D.
Grizzly #13-6H	68 / 56	Q111	—	—	—	—	—	WOCT*
Grizzly #1-27H-R	74 / 60	9/10	507	—	—	—	—	Flowing well
Koala #9-5-6-5H	95 / 78	Q410	—	—	—	—	—	WOCT*
Koala #9-5-6-12H3	95 / 78	Q410	—	—	—	—	—	Drilling ahead

*Waiting on Completion Tools

Management Comment

Commenting on ongoing operations, Kodiak’s President and CEO Lynn A. Peterson said:  “Production results from our third quarter completions continue to reflect a significant improvement over wells of similar lateral length completed in 2009.  The last two wells we completed, the MC #13-34-38-1H and the MC #13-34-28-2H, have demonstrated average production of over 1,000 BOE per day over the first 60 days since being turned to the tanks.   We are pleased with these rates, and we continue to focus on the fourth quarter completion inventory and efficiently and effectively bringing the wells on line.

“Both our drilling and completion progress is gaining momentum.  The six gross (3.9 net) wells that we project to be completed by year-end should add significant production growth.  Our third quarter oil sales averaged just under 1,400 BOPD, with actual production averaging approximately 1,600 BOE per day when accounting for flared natural gas volumes.  The production rates from the non-op Three Forks well that we participated in during the quarter are also encouraging.  We look forward to the results from our first operated Three Forks well, which can further provide potential locations and reserve additions in Dunn County.  The TSB four-well pad is very important to Kodiak as it will not only evaluate the Three Forks potential, but will also help us evaluate the density of well bores for future drilling of the Bakken Formation, which ultimately defines the number of future drill sites as based on current drilling and completion techniques.

“The recently announced acquisition remains on track to close before year-end.  The lands to be acquired are expected to provide a multi-year inventory of drill sites for Kodiak.  After closing the transaction, we will be in a position to disclose our initial 2011 capital expenditure budget and provide an initial range for production guidance for our 2011 drilling program.  For Kodiak and its shareholders, the first 10 months of 2010 have been often-times rewarding, occasionally challenging and rarely devoid of excitement.  We believe that the improved results of diligent work in the field will be evidenced by strong production year-end exit rates, the momentum of which will carry forward into 2011 as we accelerate activity with our operated and non-operated drilling program.”

Risk Management

During 2010, the Company entered into costless collars and swaps to hedge the effect of price changes on a portion of its future oil production.  Kodiak’s risk management activities are intended to provide more predictable cash flow for a portion of its volumes and to reduce the downside risk of lower commodity prices.  The Company’s risk management strategy involves maintaining a prudent level of hedged volumes versus production so as not to eliminate upside potential to higher commodity prices.  While only a small percentage of the Company’s crude oil production volumes are currently hedged, the Company anticipates that it will add to its risk management activities as production grows.  Further disclosure regarding the derivative contracts is available in the Company’s Form 10-Q for the quarter ending September 30, 2010 filed with the SEC.

The Company’s commodity derivative contracts as of October 31, 2010 are summarized below:

Contract Type	Counterparty	Basis	Quantity (Bbls/d)	Strike Price ($/Bbl)	Term
Collar	BP North America	NYMEX	200	$70.00/$90.00	Mar 1 - Dec 31, 2010
Collar	Wells Fargo	NYMEX	400	$75.00/$89.20	Jan 1 - Dec 31, 2011
Collar	Wells Fargo	NYMEX	200-500	$70.00/$95.56	Jan 1 - Dec 31, 2011
Collar	Wells Fargo	NYMEX	400	$75.00/$95.56	Jan 1 - Dec 31, 2012
Swap	Wells Fargo	NYMEX	600	$77.89	Oct 1 - Dec 31, 2010
Swap	Wells Fargo	NYMEX	136	$88.30	Jan 1 - Dec 31, 2012
Swap	Wells Fargo	NYMEX	427	$88.30	Jan 1 - Dec 31, 2013
Swap	Wells Fargo	NYMEX	360	$88.30	Jan 1 - Dec 31, 2014
Swap	Wells Fargo	NYMEX	317	$88.30	Jan 1 - Sep 30, 2015

Q310 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 5, 2010 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q310 Financial and Operating Results Conference Call

Date:	Friday, November 5, 2010
11:00 a.m. EDT
Time:	10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 20070969
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=73781
Replay:	Available through Friday, November 12, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 20070969 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, the Company’s expectations regarding the closing of, and benefits arising from, the recently announced acquisition, the Company’s expectations regarding the timing and success of its exploration and development plans and the future activities of its joint venture partner, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding midstream activities, including oil, gas and water disposal pipelines and water intake facilities, the Company’s expectations regarding the laterals to be utilized, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the future production of its oil and gas properties, the Company’s expectations regarding the amount and sufficiency of future cash flows and the effectiveness of the Company’s hedging and risk management strategy, design and activity.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Financial Information

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended September 30, 2010.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$61,827	$24,885
Accounts receivable
Trade	6,063	2,563
Accrued sales revenues	3,540	1,909
Inventory, prepaid expenses and other	18,519	7,648

Total Current Assets	89,949	37,005

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	152,849	123,259
Unproved oil and gas properties	24,517	12,068
Wells in progress	13,276	2,691
Facilities	500	—
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(100,562)	(95,782)
Net oil and gas properties	90,580	42,236
Property and equipment, net of accumulated depreciation of $351 in 2010 and $285 in 2009	334	442
Restricted investments	—	—
Deferred financing costs, net of amortization of $34 in 2010	326	—

Total Assets	$181,189	$79,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$27,104	$7,743
Advances from joint interest owners	1,642	952
Commodity price risk management liability	448	—
Total Current Liabilities	29,194	8,695

Noncurrent Liabilities:
Long term debt	—	—
Commodity price risk management liability	653	—
Asset retirement obligation	1,504	1,060
Total Liabilities	31,351	9,755

Commitments and Contingencies - Note 5
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 148,360,910 as of September 30, 2010 and 118,879,931 shares as of December 31, 2009
Contributed surplus	253,738	175,791
Accumulated deficit	(103,900)	(105,863)

Total Stockholders’ Equity	149,838	69,928

Total Liabilities and Stockholders’ Equity	$181,189	$79,683

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Revenues:
Gas production	$167	$129	$599	$541
Oil production	7,964	3,603	19,374	5,959
Loss on risk management activities	(1,149)	—	(1,101)	—
Interest income & other	12	7	28	44
Total revenue	6,994	3,739	18,900	6,544

Operating expenses:
Oil and gas production	1,705	740	4,435	1,233
Depletion, depreciation, amortization and accretion	2,081	1,050	4,932	1,938
General and administrative	2,783	1,958	7,491	5,548
Total operating expenses	6,569	3,748	16,858	8,719

Interest Expense	64	—	79	—

Net income (loss) attributable to common shares	361	(9)	1,963	(2,175)

Net income per common share:
Basic	$0.00	$0.00	$0.02	$(0.02)
Diluted	$0.00	$0.00	$0.02	$(0.02)

Weighted average shares outstanding:
Basic	133,356,932	104,832,898	123,929,455	100,101,589
Diluted	134,947,407	104,832,898	125,533,666	100,101,589

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the nine months ended September 30,		For the three months ended September 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income (loss)	$1,963	$(2,175)	$361	$(9)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	4,932	1,938	2,081	1,050
Change in fair value of commodity price risk management activities, net	1,101	—	1,149	—
Stock based compensation	2,778	2,147	1,058	772
Changes in current assets and liabilities:
Accounts receivable-trade	(3,501)	(1,905)	(1,412)	(1,106)
Accounts receivable-accrued sales revenue	(1,631)	(1,504)	(1,286)	(384)
Prepaid expenses and other	(983)	2,808	(377)	1,057
Accounts payable and accrued liabilities	8,160	3,749	6,390	4,372
Net cash provided by operating activities	12,819	5,058	7,964	5,752

Cash flows from investing activities:
Oil and gas properties	(45,453)	(15,528)	(20,397)	(6,120)
Facilities, equipment & other	(706)	8	(197)	—
Prepaid tubular goods	(4,528)	(2,928)	152	(1,935)
Restricted investment	—	246	210	11
Net cash (used in) investing activities	(50,687)	(18,202)	(20,232)	(8,044)

Cash flows from financing activities:
Borrowings under credit facility	7,500	—	2,500	—
Repayments under credit facility	(7,500)	—	(7,500)	—
Proceeds from the issuance of common shares	79,682	7,425	79,065	225
Debt and share issuance costs	(4,872)	(108)	(4,350)	—
Net cash provided by financing activities	74,810	7,317	69,715	225

Net change in cash and cash equivalents	36,942	(5,827)	57,447	(2,067)

Cash and cash equivalents at beginning of the period	24,885	7,581	4,380	3,821

Cash and cash equivalents at end of the period	$61,827	$1,754	$61,827	$1,754

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$3,462	$1,380	$3,462	$1,380
Tubular inventory accrual included in accounts payable	$9,030	$—	$9,030	$—
Asset retirement obligation	$425	$175	$425	$175

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, impairment, gains or losses on foreign currency, gains or losses on commodity risk management activities, stock-based compensation expense and accretion of abandonment liability, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and servicing of borrowings under a potential future credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three and nine months ended September 30, 2010 and 2009 is provided in the table below:

KODIAK OIL & GAS CORP. RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	September 30,	September 30,
	2010	2009
Reconciliation of Adjusted EBITDA:

Net income (loss)	$361	$(9)
Add back:
Depreciation, depletion, amortization and accretion	2,081	1,050
Asset impairment	—	—
(Gain) / loss on foreign currency exchange	—	(4)
Unrealized (gain) / loss on commodity price risk management activities	1,149	—
Stock based compensation expense	1,058	772
Interest expense	64	—
Adjusted EBITDA	$4,713	$1,809

	Nine months ended	Nine months ended
	September 30,	September 30,
	2010	2009
Reconciliation of Adjusted EBITDA:

Net income (loss)	$1,963	$(2,175)
Add back:
Depreciation, depletion, amortization and accretion	4,932	1,938
Asset impairment	—	—
(Gain) / loss on foreign currency exchange	(1)	(10)
Unrealized (gain) / loss on commodity
price risk management activities	1,101	—
Stock based compensation expense	2,777	2,147
Interest expense	79	—
Adjusted EBITDA	$10,851	$1,900